Exhibit 10.3

                                                                  EXECUTION COPY

                          SUPPLY AND SERVICES AGREEMENT

         THIS SUPPLY AND SERVICES AGREEMENT is entered into as of December 19, 2005 (the "Effective Date") by and between PROTEIN POLYMER TECHNOLOGIES, INC., a Delaware corporation ("Company") and SURGICA CORPORATION, a Delaware corporation ("Surgica"). Company and Surgica are each hereinafter referred to as a "Party" and collectively as the "Parties".

                              W I T N E S S E T H:

         WHEREAS, Company and Surgica have entered into an Asset Purchase Option Agreement, dated as of November 23, 2005 (the "Option Agreement"), pursuant to which Company, among other things, obtained the right to purchase from Surgica substantially all of the assets of Surgica then existing or thereafter acquired through the date of the exercise of the Option (as that term is defined in the Option Agreement);

         WHEREAS, in connection with the Option Agreement and this Agreement, the Parties are entering into a separate License Agreement of even date herewith (the "License Agreement") wherein Company acquires from Surgica an exclusive license to Intellectual Property for use in the Field;

         WHEREAS, Surgica has experience in the development of Products and has, or will have as a result of the Parties fulfilling their obligations hereunder, the facilities, equipment, employees, materials and other resources to accomplish development and manufacturing activities, on behalf of Company, with respect to the Intellectual Property; and

         WHEREAS, as partial consideration offered by Surgica to induce Company to enter into the Option Agreement, Surgica desires to supply certain services and manufactured goods and materials to Company and receive certain services from Company.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Definitions. All capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the License Agreement. The following terms shall have the meanings set forth below:

      1.1   "Clinical Use" shall mean use in humans.

      1.2 "Deliverable" shall mean services, materials or items to be delivered by one Party to the other under this Agreement pursuant to a Project Plan.

      1.3 "Delivery Dates" shall mean the delivery dates for specific orders of Product as may be specified by Company in its reasonable discretion in a Project Plan or Order.

      1.4 "ECA" means the European Competent Authorities, any Notified Bodies, or any successor agencies responsible for European Regulatory Approvals.

      1.5 "Surgica Financial Difficulty" shall mean the occurrence of: (a) filing in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee for such Party of its assets; (b) being served with an involuntary petition against it, filed in any insolvency proceeding, and where such petition has not been dismissed within sixty (60) days after the filing thereof; (d) proposing or being a party to any dissolution; or (e) making an assignment for the benefit of creditors.

      1.6 "Fully-Burdened Cost" shall mean all of the direct and proportional indirect costs and expenses for providing the specified Product or services, including but not limited to raw materials and supplies, labor, equipment, utilities, facilities and overhead as determined according to generally accepted accounting principles (GAAP) consistently applied. Specifically, with respect to Company's Fully-Burdened Costs, such Fully-Burdened Costs shall include, without limitation, amounts paid to Surgica pursuant to the applicable budgets provided for herein.

      1.7 "Governmental Body" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

      1.8 "Non-Clinical Use" shall mean use other than in humans.

      1.9 "Company Facilities" shall mean Company's offices and laboratory space located at 10655 Sorrento Valley Road, San Diego, California 92121 or, in the event Company no longer maintains offices and laboratory space at such address, such new address as Company shall maintain offices and/or laboratory space.

      1.10 "Company's Technology" shall mean all inventions, discoveries, know-how, works of authorship, methods, processes, data, information, technology, research tools, techniques, processes, methods, compositions, tangible materials (including, without limitation, vectors, proteins, assays and the like), formulas and all other scientific or technical information or materials, in whatever form, and all rights embodied in intellectual property therein and thereto anywhere in the world, that are owned, controlled or licensed-in by Company (excluding any Intellectual Property licensed-in from Surgica or its Affiliates) and Company's Confidential Information, and all embodiments thereof.

      1.11 "Cost of Goods Sold" or "COGS" shall have the definition set forth in
Section 5.5.1.3.

      1.12 "Product" shall mean Products as defined in the License Agreement provided by Surgica to Company that are set forth in the applicable Project Plan or Order under this Agreement.

      1.13 "Project" shall mean a project referred to in Section 2 below and as further defined in each Project Plan (defined in Section 2.2 below).

      1.14 "Project Technology" shall mean all inventions, discoveries, know-how, works of authorship, methods, processes, data, information, technology, research tools, techniques, processes, methods, compositions, tangible materials, formulas and all other scientific or technical information or materials, in whatever form, that are invented, discovered, developed or otherwise generated by either Party, their respective Affiliates or both Parties jointly during and in the course of the obligations set forth herein and in each Project Plan hereunder, and conducted pursuant hereto and thereto, and all rights embodied in intellectual property therein and thereto anywhere in the world.

      1.15 "Regulatory Agency" means (a) the FDA, (b) the ECA, or (c) any other Governmental Body with regulatory authority similar to the FDA or ECA in any other jurisdiction anywhere in the world.

      1.16 "Regulatory Approval" shall mean with respect to any country, filing for and receipt of all regulatory agency or other registrations, clearances and approvals required in such country in respect of Product for any purpose specified in this Agreement or, if no purpose is specified, to enable Product to be manufactured, offered for sale, sold and distributed, and for Non-Clinical Use or Clinical Use to take place, in such country.

      1.17 "Surgica's Technology" shall mean all inventions, discoveries, know-how, works of authorship, methods, processes, data, information, technology, research tools, techniques, processes, methods, compositions, tangible materials, formulas and all other scientific or technical information or materials, in whatever form, and all rights embodied in Intellectual Property therein and thereto anywhere in the world, that are owned, controlled or licensed-in by Surgica (excluding any intellectual property licensed-in from Company or its Affiliates) and Surgica's Confidential Information, and all embodiments thereof.

      1.18 "Surgica Budget" shall mean the currently approved budget for Surgica's operations under approved Project Plans.

2.    Project Development.

      2.1 Management Committee; Project Coordinators. As of the Effective Date, the Parties have formed a Management Committee (the "Committee") to oversee the Parties' rights and obligations under this Agreement. Each Party shall designate in Exhibit A attached hereto one (1) individual who will be the initial "Project Coordinator" for such Party and up to two (2) representatives (each, a "Representative"). Together, the Project Coordinators shall (a) serve on the Committee, (b) have management authority, (c) facilitate day-to-day communications between the Parties, (d) monitor the schedules and progress of, and have responsibility for, the work performed under this Agreement, (e) receive and submit requests for information and/or assistance, (f) supervise the exchange of Confidential Information (defined in Section 10 below), and (g) designate its authority to one or more of the responsibilities listed in clauses (a) through (f) above to its respective representative(s). Company's Project Coordinator shall serve as the chair person of the Management Committee. The Project Coordinators will meet (including telephonically) as is required by, or reasonably desirable to, Company to discuss the progress of the development effort for each Project and, if applicable, to exchange information and Deliverables. Neither Party's Project Coordinator is authorized to amend, alter or extend this Agreement in any manner. All disputes concerning one or more Projects shall be resolved by the chair person of the Management Committee. Each Party may change its Project Coordinator and/or Representative(s) at any time, and from time to time, by giving the other Party prior written notice.

      2.2 Preparation of Project Plan. For each Project that the Parties undertake under this Agreement, the Committee shall prepare a project plan ("Project Plan") setting forth the goals and objectives of, and Surgica's budget for, the Project, identified with respect to the Parties' responsibilities. The Parties agree that the Project Plan shall automatically, without any further action by the Parties, incorporate the terms and conditions of this Agreement. The Project Plan shall be reviewed quarterly by the Committee and may be amended, but only if such amendment is in writing and signed by each Project Coordinator. In the event of any conflict between any terms of this Agreement and the terms set forth in any Project Plan, the terms of this Agreement shall govern.

      2.3 Project Plan No. 1. Prior to the Effective Date, the Parties shall agree upon a Project Plan (which shall be adopted by the Committee upon the Effective Date) under which Surgica shall [*****] as more specifically set forth in Schedule 2.3 attached hereto ("Project Plan No. 1"). Surgica shall use commercially reasonable efforts to (i) collaborate with and assist Company with obtaining all necessary certifications and Regulatory Approval concerning Project Plan No. 1; and (ii) provide data and technical support as reasonably requested by Company in connection with Company's fulfillment of its obligations under Project Plan No. 1.

      2.4 Surgica Budget. As of the Effective Date, the Parties agree that the Project Plan No. 1 Budget shall be the Surgica Budget for the first year under this Agreement. Every six (6) months, the Committee shall prepare an updated budget for the succeeding twelve (12) months, taking into consideration progress against the Sales Forecast and each Project Plan. The updated Surgica Budget shall be approved in writing by the Company's Project Coordinator. Notwithstanding the foregoing, the Surgica Budget may be adjusted from time to time, and at any time, upon the prior written approval of Company's Project Coordinator. According to the Surgica Budget then in effect, Surgica shall invoice company monthly in advance and Company shall pay Surgica the invoiced amount within ten (10) days.

      2.5 Surgica Budget Reconciliation. No later than fifteen (15) days after the conclusion of each calendar quarter, Surgica shall complete a review of its actual expenses under the applicable Project Plan(s) and reconcile and compare such actual expenses against the sum of all payments (including, without limitation, any credits that result from the reconciliation of the Surgica Budget from any prior calendar quarter(s)) made during the calendar quarter just


[*****] Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

concluded by Company (i) pursuant to the Surgica Budget, and (ii) that were made to Surgica or on behalf of Surgica, to a third party, that, in Company's sole discretion, were reasonably necessary or desirable to reduce the risk of an event of a Surgica Financial Difficulty ("Budget Payments"). Surgica shall provide an accurate report of the results of its review to Company upon completion. If Company's Budget Payments exceed Surgica's actual expenses (including any amounts paid by Company on behalf of Surgica) during the reviewed calendar quarter, Company may apply the difference (i.e., the amount of Budget Payments that was in excess of Surgica's actual expenses during the reviewed period) to its next Budget Payment(s) to Surgica.

      2.6 Submission of Project Proposals for Additional Projects. Either Party may submit to the Project Coordinators a project proposal describing the Project, the work to be performed, and to the extent then determinable, a preliminary development schedule. The Project Coordinators shall each promptly review and evaluate the project proposal. If the Project Coordinators each agree to pursue the subject matter of the proposal, the Committee shall prepare a Project Plan. Approval of a Project Plan shall be effective only if the president and/or chief executive officer of each Party approves the Project Plan in writing. Each Project Coordinator will notify the other of approval or rejection of a Project Plan or may propose modifications to a Project Plan. Any Project Plan not approved by both Parties within thirty (30) days following submission shall be deemed rejected. Upon the approval of any additional Project Plan, the Surgica Budget shall be revised as required, subject to the prior written approval of Company's Project Coordinator.

      2.7 Development Obligations. Each Party shall use its commercially reasonable efforts to undertake and complete each Project in accordance with, and substantially on the schedule specified in, the applicable Project Plan. Notwithstanding the foregoing, prior to the expiration of the Option Period (as that term is defined in the Option Agreement), Surgica shall prioritize and utilize one hundred percent of its resources to and for the work performed under this Agreement. Company shall provide Surgica with a monthly statement describing Company's Fully-Burdened Costs incurred under this Agreement.

      2.8  Acceptance by Company.
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           2.8.1 When Surgica has completed a Deliverable due under a Project Plan, Surgica shall deliver it to Company. Company may reject a Deliverable by providing Surgica with a written notice describing the Deliverable's failure to meet a material requirement stated in the applicable Project Plan (a "Nonconformity").

           2.8.2 Following rejection of a Deliverable pursuant to this Agreement due to a Nonconformity, Surgica will use commercially reasonable efforts to promptly correct such Nonconformity. When it has made the necessary corrections, Surgica will again deliver the Deliverable to Company and the acceptance/rejection/correction provisions of Section 2.6.1 above shall be reapplied until the Deliverable is accepted; provided, however, that upon the third or any subsequent rejection, Company may terminate this Agreement by thirty (30) days prior written notice unless the Deliverable is accepted during the notice period.

      2.9 Costs and Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred by it in performing work under this Agreement.

      2.10 Site Visits. For purposes of reviewing the progress of any Project, the Parties may facilitate an exchange of technical personnel to work on-site at each other's facilities. Company shall be free to visit those portions of Surgica's facilities where work on the Project is being conducted. Such visits shall be at reasonable intervals following reasonable notice during regular business hours. Each Party shall indemnify and hold the other Party harmless from and against any liability arising from the activities of its employees in the other Party's facilities.

      2.11 Project Delays; Project Failure. If at any time during the course of any Project, either Party (the "Delaying Party") anticipates that it will not be able to meet any milestone or other target or deadline for which it is responsible by the date set forth on the applicable Project Plan or established by the Management Committee, the Delaying Party shall so notify the other Party (the "Affected Party") in writing specifying the reasons for delay. From and after such notice, the Parties shall cooperate and use diligent efforts to solve the problems identified, and the milestone dates or other deadlines may, with the Affected Party's written approval, be set back for as long a period as is required to solve the problems so identified; provided, however, that if for any reason other than due to the fault of Company, Surgica fails or will fail to complete a milestone or other target or deadline, then Company may terminate this Agreement immediately on written notice pursuant to Section 12 below.

      2.12 Inventory Services. Surgica shall provide inventory services to Company including, without limitation, reasonable facilities to store inventory of Product developed and/or manufactured hereunder.

3.    Ownership.

      3.1 Company's Technology and Project Technology. Except as expressly and unambiguously licensed herein or in the License Agreement, as between the Parties, Company shall retain and exclusively own all rights, title and interest (including all intellectual property and proprietary rights throughout the world) in and to Company's Technology and the Project Technology, and any and all improvements, modifications and derivative works thereof created hereunder (by whomever produced).

           3.1.1 Assignment. Surgica agrees to assign and does hereby assign to Company all rights, title and interest including, without limitation, copyright rights, patent rights, trade secret rights, mask work rights and all other intellectual property and proprietary rights that Surgica may have or acquire throughout the world in and to any improvements, modifications and derivative works of Company's Technology or the Project Technology made, conceived or reduced to practice, alone or with others, during the course of development under this Agreement or any Project Plan. The foregoing shall apply to all rights of every kind and character whatsoever throughout the world, whether or not such rights are now existing or come into existence hereafter, and whether or not such rights are now known, recognized or contemplated. Surgica agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by Company to permit and assist it in evidencing, recording and perfecting such assignment and to enforce, maintain and defend the rights being assigned hereunder. In connection with such assignment, Surgica irrevocably designates and appoints Company its agent and attorney-in-fact to act for and in its behalf to execute, register and file any applications, and to perform all other lawfully permitted acts, to further the registration, prosecution and issuance of copyrights, patents, trademarks and similar protections with the same legal force and effect as if executed by Surgica.

      3.2 Surgica's Technology. As between the Parties, Surgica shall retain and exclusively own all title to and, except as expressly and unambiguously licensed herein or in the License Agreement, all rights and interest (including all intellectual property and proprietary rights throughout the world) in Surgica's Technology and any and all improvements, modifications and derivative works thereof (by whomever produced).

      3.3 Protective Filings. Company shall have the exclusive right and be responsible for determining whether and to what extent to file applications for copyrights, patents, trademarks and similar protections and to maintain any issued copyrights, trademarks, patents and similar protections (and all divisions, continuations, continuations in part, reissues, reexaminations or extensions thereof) anywhere in the world relating to Company's Technology, the Project Technology and, to the extent it is licensed to Company hereunder or pursuant to the License Agreement, Surgica's Technology. Surgica shall fully cooperate with Company as may be necessary for the preparation, filing and prosecution of each such application and for maintenance, renewal and defense of each copyright, trademark, patent or similar protection granted, including executing all documents and maintaining and furnishing all records reasonably necessary to perform such acts concerning the Project Technology and/or Surgica's Technology. Company shall provide Surgica with a complete copy of each patent application and all communications received from, or sent to, the United States Patent and Trademark Office and foreign government patent offices concerning Surgica's Technology, to the extent applicable.

      3.4 Regulatory Approvals. Company shall be responsible for all filings with Regulatory Agencies related to Product throughout the world. All regulatory submissions and Regulatory Approvals concerning Company's Technology, the Project Technology and, to the extent it is licensed to Company hereunder or pursuant to the License Agreement, Surgica's Technology, shall be held by and in the name of Company or its designees.

4.    License Grant.

      4.1 By Company. Subject to all of the terms and conditions of this Agreement and any Project Plan, Company hereby grants to Surgica a royalty-free, non-exclusive, non-transferable, non-sublicensable and worldwide license for the term of this Agreement to:

           4.1.1 make, use, reproduce, modify and create any derivative works of any Project Technology; and

           4.1.2 make, use, reproduce, modify and create derivative works of Company's Technology solely for the purpose of performing its development obligations pursuant to this Agreement and strictly in accordance with, and subject to the limitations set forth in, the applicable Project Plan.

      4.2 By Surgica. Subject to all of the terms and conditions of this Agreement and any Project Plan, Surgica hereby grants to Company:

           4.2.1 a non-exclusive, non-transferable, non-sublicensable, royalty-free and worldwide license for the term of this Agreement to make, have made, use, reproduce, modify and create derivative works of Surgica's Technology for the purpose of performing its development obligations pursuant to this Agreement and strictly in accordance with the applicable Project Plan.

5.    Supply of Products; Post-Supply Obligations.

      5.1 Supply. Surgica, within the limitations contained in this Section 5, shall exclusively sell to Company such quantities of Product for Clinical Use as Company may order through a purchase order ("Order"), subject to the terms thereof. Surgica shall provide to Company Product for Non-Clinical Use as may be reasonably requested by Company from time to time.

      5.2  Quantity.
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           5.2.1 Within ten (10) days of Effective Date, with respect to each Product described in Project Plan No. 1, Company shall deliver to Surgica a good-faith forecast of Company's estimated quantity requirements for such Product for the succeeding twelve (12) months (the "Sales Forecast"), which Company shall update quarterly. With respect to Product developed pursuant to additional Project Plans, Company shall provide such forecast no later than three (3) months prior to the anticipated date of Regulatory Approval. Surgica shall reasonably manage its capacity, resources and inventory to ensure a supply of Product in inventory to completely and timely satisfy Company's estimates and forecasts. The failure of Surgica to supply Company with Product pursuant to the Sales Forecast shall be a material breach of this Agreement.

      5.3  Delivery.
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           5.3.1 Prior to the release of any Product lot into Surgica's inventory for Clinical Use, Surgica shall (a) provide to Company all documents necessary (or reasonably requested by Company) to permit Company to confirm that the applicable lot meets the applicable specifications, including without limitation copies of all certificates, reports, test results or other information produced by Surgica, or by a third party consultant or contractor at Surgica's request, and (b) obtain written approval from Company that Company has reviewed and is satisfied that the applicable lot meets such specifications.

           5.3.2 All Products ordered pursuant to an Order shall be delivered to Company or its designee(s) as specified in the Order, F.O.B. Surgica's plant or other place of shipment. Surgica shall deliver Product by the applicable Delivery Dates and assist Company in arranging any desired insurance (in amounts that Company shall determine) and transportation. All customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery shall be at Company's expense.

           5.3.3 Surgica will package Product for shipment in accordance with the specifications set forth in applicable Project Plan or Order, as applicable.

      5.4  Rejection of Product in Case of Nonconformity.
           ---------------------------------------------

           5.4.1 Company may reject any lot of Product which is (i) not conforming with the specifications for the applicable Product or (ii) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act").

                 5.4.1.1 In order to reject a Product lot, Company must (i) give notice to Surgica of Company's intent to reject the lot within fifteen (15) days of receipt of the documentation specified in 5.3.1 (a) together with a written indication of the reasons for such rejection. After notice of intent to reject is given, Company shall cooperate with Surgica in determining whether rejection is necessary or justified. In the case of Products having latent defects which upon diligent examination by Company could not have been discovered, Company must give notice of Company's intent to reject within five (5) days after discovery of such defects, provided that such notice may in no event be given later than one hundred and eighty (180) days after Company's approval of the lot for release to inventory. In the event that any Product is found to be defective within such one hundred and eighty (180) day period by Company, a Company customer or subcontractor, Surgica shall credit Company against any royalty payments due for the total cost of the defective Product, plus all other costs incurred, including, but not limited to the costs of other materials, subsequent processing costs, transportation costs, and the costs of product recalls.

                 5.4.1.2 In any event, Company shall pay for the Product as otherwise provided herein and shall be entitled to a refund of the purchase price (together with insurance and freight charges) of properly rejected Products at the time they are ultimately rejected, provided that if Surgica disputes the rejection, credit shall be made against the royalty due Surgica, if at all, at the time the dispute is finally resolved. Surgica shall notify Company as promptly as reasonably possible whether it accepts Company's basis for any rejection and, in no event, later than fifteen (15) days after receipt of Company's notice of rejection.

           5.4.2 Whether or not Surgica accepts Company's basis for rejection, promptly on receipt of a notice of rejection, Surgica shall use its best efforts, at Company's request, to provide replacement Product which shall be purchased by Company as provided in this Agreement.

           5.4.3 Unless Surgica requests the return to it of a defective lot within thirty (30) days of receipt of Company's notice of rejection, Company shall destroy such lot promptly and provide Surgica with certification of such destruction. Company shall, upon receipt of Surgica's request for return, promptly dispatch said lot to Surgica, at Surgica's cost, expense and risk, such cost and expense to be credited against any royalty due Surgica.

      5.5  Price and Payments.
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           5.5.1 Price.
                 -----

                 5.5.1.1 Non-Clinical Use Product. Surgica shall [*****] for reasonable amounts of Product for Non-Clinical Use.

                 5.5.1.2 Interim Period. Until Company's Net Sales of Product for Clinical Use exceeds its Fully-Burdened Costs, the price for Product for Clinical Use shall be the price set in the applicable Project Plan, as may be amended from time to time by mutual written agreement of the Parties.

                 5.5.1.3 Post-Interim Period. If Company's Net Sales of Product exceeds its Fully-Burdened Costs, the Parties shall mutually determine the Cost of Goods Sold ("Cost of Goods Sold" or "COGS"), which shall be based upon a rigorous analysis of relevant overhead and actual labor in production. Upon determination and mutual written agreement of COGS for each applicable Product for Clinical Use, the applicable Project Plan shall be amended to include such definition and all applicable Product for Clinical Use supplied pursuant to this Agreement shall bear such COGS price.

                 5.5.1.4 Reconciliation. From time to time, the Product Coordinators shall meet and reconcile the operational definition of COGS against the actual cost of goods sold. Unless otherwise agreed to in writing, any amounts paid by Company in excess of the actual cost of goods sold may be (i) credited against future purchases of Product for Clinical Use or future payments to be made to Surgica pursuant to the applicable Surgica Budget or (ii) credited against any royalty due Surgica, at the discretion of Company.

           5.5.2 Method of Payment. Unless otherwise provided for herein, all payments due hereunder to Surgica shall be paid to Surgica not later than thirty
(30) days following the date of the applicable invoice.

           5.5.3 Records; Examination of Books. Surgica shall keep and maintain adequate and compete records and books of account documenting all of its expenses related to the respective Project Plans and Products provided to Company hereunder. Company shall have the right, at its own expense, for any period during which Company purchases Product hereunder and for three (3) years thereafter, to have an independent public accountant, reasonably acceptable to Surgica, examine the relevant financial books and records of account of Surgica during normal business hours, upon reasonable notice, to determine or verify the appropriate Fully-Burdened Cost of Product purchased hereunder. If an error of two percent (2%) or more in Company's favor (i.e., if Surgica had overcharged for the supplied Product in an amount equal to 2% or more of the actual Fully-Burdened Cost of such Product) are discovered as a result of such examination, the expense of such examination and the deficiency (including interest on the delinquent amount of not less than one percent (1%) per month) shall be credited against any royalty due Surgica. The opinion of such independent public accountant shall be binding on the parties hereto with respect to Fully-Burdened Cost hereunder.

[*****] Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

      5.6  Production and Quality Control.
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           5.6.1 Surgica warrants, represents and covenants that all Product produced for or supplied to Company hereunder shall (a) be manufactured free from defects in materials and workmanship; (b) with respect to Product for Clinical Use, (i) meet the specifications in all applicable Regulatory Approvals of all applicable Regulatory Agencies including, without limitation, compliance with applicable ISO 13485 Standards, Council Directive Concerning Medical Devices 93/42/EEC, and Quality Systems Regulations in effect at the time of production and/or such other lawful and appropriate standards as the parties may agree upon in writing. Each Party acknowledges that production specifications may be modified from time to time to comply with applicable laws and regulations.

           5.6.2 Surgica shall retain samples of all ingredients, packaging materials, records and data as may be in accordance with the sample and record retention policies which Surgica uses (or used) in connection with manufacture of Product for its own account; provided such retention shall at all times be in accordance with all applicable Regulatory Approvals, Quality System Regulations, Council Directive Concerning Medical Devices 93/42/EEC, and ISO 13485 Standards. Company shall have the right, no more frequently than once every six (6) months, to review Surgica's manufacturing procedures and operations and its records relating to the manufacture and shipment of Product. Additionally, Company may from time to time audit Surgica's compliance with all applicable Regulatory Approvals (including, without limitation, Quality System Regulations, Council Directive Concerning Medical Devices 93/42/EEC, and ISO 13485). Surgica shall notify Company in writing of any contemplated changes to, or modifications of, its facilities, methods, processes, specifications, or other aspect of its manufacturing operations that may have an impact on the efficacy or safety of the Product and shall seek and, subject to Company's discretion, obtain Company's written approval of such changes or modifications before implementing the contemplated changes and/or modifications. No inspection or testing of Product by Company, or failure to test or inspect, nor any audit, or failure to audit, shall relieve Surgica of its obligations hereunder. Copies of all certificates, reports, test results or other information produced by Surgica, or by a third party consultant or contractor at Surgica's request, that directly relate to lots of Product supplied to Company or its designee(s) shall, upon the written request of Company, be furnished to Company and may be relied upon by it.

      5.7 Title to Product. Surgica hereby covenants, represents and warrants to Company that title to all Product supplied hereunder shall pass to Company and all Company customers and subcontractors as provided herein (or in the applicable Project Plan or Order) free and clear of any security interest, lien, or other encumbrance.

      5.8  Post-Supply Obligations.

           5.8.1 Complaints. Company and Surgica shall develop a protocol for exchanging information on product complaints concerning each of the Products of which either Party becomes aware, so as to allow each of Company and Surgica to comply with its respective regulatory obligations. At a minimum, such protocol shall provide that if either Party receives a complaint or information regarding a Product with respect to which would be required under applicable law to be disclosed to a Regulatory Agency, it shall promptly, but in any event not later than seventy-two hours (72) hours after receipt, advise the other Party in writing of the details of such complaint or information. Promptly thereafter, Company shall report such complaint or information to the appropriate Regulatory Agencies. The Party initially receiving the complaint or information shall provide the other Party with all available follow-up information related to such incident (including any information in such Party's possession as may be reasonably required by the other Party to satisfy its regulatory filing obligations). Surgica will provide Company with any information in its possession that may facilitate prompt and favorable resolution of any customer complaints pertaining to the Product.

           5.8.2 Recalls. Recalls shall be directed by Company in its sole discretion. If Company, in its sole discretion , by order of a government or government agency, or at the direction of Surgica, determines to recall any Product, Company shall notify Surgica promptly by telephone or electronic mail or telecopy. Company shall give Surgica reasonable opportunity to comment in advance on any public announcement to be made by Company regarding any recall. In the event any Product is recalled, Company shall assume complete responsibility for conducting such recall; however, Surgica shall timely provide Company with all information that may be in Surgica's possession or control concerning the manufacture of the Product which Company reasonably may require to conduct such recall. Company and Surgica shall fully cooperate with each other to identify and correct deficiencies, if any, in the manufacture, shipment, storage or distribution of Product.

6.    General Representations and Warranties; Disclaimer.

      6.1 Representations and Warranties. Each Party represents and warrants to the other that:

           (i) this Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of such Party, enforceable in accordance with its terms;

           (ii) there are no outstanding agreements, assignments, claims or encumbrances inconsistent with the provisions of this Agreement;

           (iii) it has the full power and right to grant the licenses, sublicenses and rights herein and that it will obtain agreements with its employees and consultants sufficient to allow it to provide the assignments granted herein; and

           (iv) performance of all the terms of this Agreement shall not breach any agreement entered into prior to the execution of this Agreement to keep proprietary information acquired by it in confidence or in trust.

      6.2 Warranty Disclaimer. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES AS ARE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY DEVELOPED PRODUCT, ANY LICENSE GRANTED HEREIN OR SERVICES PERFORMED HEREUNDER.

7.    Limited Liability.

      EXCEPT WITH RESPECT TO EACH PARTY'S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS (SET FORTH IN SECTIONS 2.8, 9, 10 AND 14), NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

8.    Insurance.

      Company and Surgica shall, prior to commencement of activities involving Clinical Use of Product, and at all times thereafter until twelve (12) months after the expiration or termination of this Agreement, each carry such products liability and comprehensive general liability insurance, premises and operations, naming the other party as an insured under such policy, and in such amounts and subject to such other requirements and restrictions as may be customary in the United States; provided, however, that Surgica shall not be required to carry product liability insurance during the period commencing on the Effective Date and continuing until the earlier of (i) the Effective Date of the Purchase Agreement pursuant to Company exercising the Option (as that term is defined in the Option Agreement) and (ii) the expiration or earlier termination of the Option Agreement. Surgica and Company shall have the right to audit the other party to ensure compliance with this obligation. [*****] The parties agree that any failure to comply with the obligations of this Section 8 shall be deemed a material breach of this Agreement.

9.    Indemnification.

      9.1 Company Indemnification. Company shall indemnify and hold harmless, pursuant to the provisions of this Section 9, Surgica and each of its officers, directors, employees, agents and Affiliates (collectively, the "Surgica Indemnitees"), from and against, and will reimburse each such Surgica Indemnitee with respect to, any and all Third Party claims, actions, demands, losses, damages, liabilities, costs and expenses to which such Surgica Indemnitee may become subject, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, "Surgica Losses"), arising out of, based upon or caused by: (a) the inaccuracy of any representation or the breach of any warranty, covenant or agreement of Company contained in this Agreement, the License Agreement or the Option Agreement; (b) any failure by Company to conduct its obligations arising hereunder in a diligent and professional manner and in accordance with all applicable laws and regulations; or (c) any gross negligence or intentional wrongdoing by Company in the performance of its obligations (except in each case, and solely to the extent, that any Surgica Loss is due to the gross negligence or willful misconduct of one or more Surgica Indemnitees).

      9.2 Surgica Indemnification. Surgica shall indemnify and hold harmless, pursuant to the provisions of this Section 9, Company and each of its officers, directors, employees, agents

[*****] Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

and Affiliates (collectively, the "Company Indemnitees"), from and against, and will reimburse each such Company Indemnitee with respect to, any and all Third Party claims, actions, demands, losses, damages, liabilities, costs and expenses to which such Company Indemnitee may become subject, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, "Company Losses"), arising out of, based upon or caused by: (a) the inaccuracy of any representation or the breach of any warranty, covenant or agreement of Surgica contained in this Agreement, the License Agreement or the Option Agreement; (b) the manufacture or supply of Products; (c) any failure by Surgica to conduct its obligations arising hereunder in a diligent and professional manner and in accordance with all applicable laws and regulations;
(d) infringement by Surgica's Technology or Project Technology developed by Surgica in connection with this Agreement or any Project Plan of any Patent issued as of the date of delivery of such of Surgica's Technology or Project Technology or any Copyright or Trademark or misappropriation of any trade secret; or (e) any gross negligence or intentional wrongdoing by Surgica in the performance of its obligations (except in each case, and solely to the extent, that any Company Loss is due to the gross negligence or willful misconduct of one or more Company Indemnitees); provided, however, that Surgica shall not be obligated to indemnify the Company Indemnitees for claims arising out of any Product's infringement of any intellectual property right of a Third Party resulting from such Company Indemnitee's: (i) misuse or mishandling of Product or (ii) unauthorized modification of Product.

      9.3 Indemnification Procedures. Each Party, on behalf of itself and its respective Surgica Indemnitees or Company Indemnitees (each such Person, an "Indemnitee"), agrees to provide the indemnifying Party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, a "Claim") for which such Indemnitee intends to assert a right to indemnification under this Agreement; provided, however, that failure to give such notification shall not affect each applicable Indemnitee's entitlement to indemnification (or the corresponding indemnifying Party's indemnification obligations) hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure. The indemnifying Party shall have the initial right (but not obligation) to defend, settle or otherwise dispose of any Claim for which an Indemnitee intends to assert a right to indemnification under this Agreement as contemplated in the preceding sentence if, and for so long as, the indemnifying Party has recognized in a written notice to the Indemnitee provided within thirty (30) days of such written notice its obligation to indemnify the Indemnitee for any Surgica Losses or Company Losses (as the case may be) relating to such Claim; provided, however, that if the indemnifying Party assumes control of the defense, settlement or disposition of a Claim, the indemnifying Party shall obtain the written consent of each applicable Indemnitee prior to ceasing to defend, settling or otherwise disposing of the Claim. If the indemnifying Party fails to state in a written notice during such thirty (30) day period its willingness to assume the defense of such a Claim, the Surgica Indemnitee(s) or Company Indemnitee(s), as the case may be, shall have the right to defend, settle or otherwise dispose of such Claim, subject to the applicable provides of Sections 9.1 and 9.2.

10.   Confidentiality.

      10.1 Subject to Section 10.3, during the term of this Agreement and for a period of five (5) years thereafter (except with respect to trade secrets, for which the obligations of non-use and non-disclosure shall continue for so long as such trade secrets are protected by their owner as trade secrets), each Party shall maintain in confidence and shall not disclose to any Third Party any know-how, trade secrets, business or technical information or other information ("Confidential Information") received from the other Party relating to any Product, and shall not use the other Party's Confidential Information except for the purposes of this Agreement without the prior written consent of such other Party. These confidentiality and non-use obligations shall not apply to any Confidential Information that the receiving Party can demonstrate:

           10.1.1 at the time of disclosure to the receiving Party was, or thereafter becomes, a part of the public domain through no fault of the receiving Party, its Affiliates, distributors or sublicensees;

           10.1.2 was subsequently lawfully disclosed to the receiving Party by a Third Party not under an obligation of confidentiality with or through the disclosing Party;

           10.1.3 was in the lawful possession of the receiving Party prior to disclosure by the disclosing Party; or

           10.1.4 is required to be disclosed by judicial or administrative order, provided that notice is given to the disclosing Party and the disclosing Party has an opportunity, if reasonable under the circumstances, to seek a protective order, and further provided, that disclosure is limited solely to compliance with the judicial or administrative order.

      10.2 During the term of this Agreement, each Party shall take all reasonable steps to:

           10.2.1 prevent any disclosure in breach of Section 10.1 of Confidential Information of the other which would be materially prejudicial to the interests of the other Party;

           10.2.2 limit the disclosure of information to such of its Affiliates, distributors and sub-licensees and their respective employees that require the information for the purposes of this Agreement; and

           10.2.3 ensure that the persons referred to in Section 10.2.2 enter into appropriate confidentiality agreements containing use and disclosure restrictions at least as restrictive as those set forth herein.

      10.3 Notwithstanding the foregoing provisions of this Section, the Parties and their Affiliates, distributors and sublicensees shall be entitled to disclose Confidential Information of the other Party which would otherwise be protected by the provisions of Section 10.1 to actual or potential customers for any Product in so far as such disclosure is reasonably necessary to commercialize such Product.

      10.4 Equitable Relief. Each Party acknowledges and agrees that, due to the unique nature of the other's Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder and, therefore, that upon any breach of Section 10.1 or threat thereof, the other Party shall be entitled to injunctive relief and other appropriate equitable relief, without the posting of any bond, in addition to whatever remedies it may have at law.

11. Non-Solicitation. During the term of this Agreement and for one (1) year thereafter, neither Party shall, directly or indirectly, encourage, solicit or participate in the solicitation of any employee or consultant of the other Party to terminate such employee's or consultant's employment with such other Party; provided, however, that such prohibition shall not apply to mass-media advertisements directed toward the general public.

12.   Term and Termination.

      12.1 Term. The term of this Agreement shall commence as of the date hereof and, unless terminated earlier pursuant to the provisions of this Agreement, shall expire upon the expiration or termination of the License Agreement.

      12.2 Termination. The obligations of a Party under this Agreement (but not its rights hereunder) may be terminated by such Party if, subject to Section 13 below, the other Party fails to perform any material term, provision, covenant or obligation imposed upon it under this Agreement, which failure or refusal shall continue for thirty (30) days following written notice thereof from the non-defaulting party specifying the event of default.

           12.2.1 The failure of a Party to terminate its obligations under this Agreement by reason of the breach of any of the provisions by the other Party shall not be construed as a waiver of the rights or remedies available for any subsequent breach of the terms and provisions of this Agreement.

           12.2.2 A Party electing to terminate its obligations under this Agreement shall also be entitled to pursue such additional remedies at law or in equity that it may have as a result of a breach of or default under this Agreement by the other Party.

           12.2.3 Any Party bringing action to enforce the obligations of the other Party or its rights under this Agreement shall be entitled to recover all costs and expenses (including reasonable attorneys' fees and court costs) incurred by it in such enforcement action.

      12.3 Effect of Termination. Upon termination of this Agreement by either Party or naturally at the end of the term of this Agreement all rights and licenses granted hereunder, except as otherwise expressly provided by the terms hereof, shall terminate.

      12.4 Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies shall remain available.

      12.5 Survival. Following expiration or termination of this Agreement, Sections 3, 4.2, 5.4, 5.5, 5.6, 5.7, 6 through 12, 11 (for one (1) year only),
12.3, 12.5, 17, and 18, and such provisions of Section 1 as are necessary to implement the surviving provisions shall remain in full force and effect in accordance with their terms.

13.   Force Majeure.

      13.1 Subject to compliance with paragraph (b) of this Section 13 any delays in or failure of performance by either Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by any occurrences beyond the reasonable control of the Party affected, including but not limited to: acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion; embargo; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence. The Party suffering from a force majeure event shall take reasonable measures to remove the disability or restriction and resume operations at the earliest possible date.

      13.2 Any Party affected by such force majeure who wishes to rely on the provisions of Section 13.1 shall as soon as reasonably practicable give written notice to the other Party specifying the matters constituting force majeure together with such evidence thereof as it can reasonably give and specifying the period for which it is estimated that the such delay will continue.

14. Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each Party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Each Party (the "Responsible Party") shall indemnify and hold harmless the other Party (the "Protected Party") from any and all claims, liabilities, damages, debts, settlements, costs, attorneys' fees, expenses and liabilities of any type whatsoever that may arise on account of the activities of the Responsible Party's employees or agents, including, without limitation, providing unauthorized representations or warranties (or failing effectively to disclaim all warranties and liabilities on behalf of the Protected Party) to its customers.

15. Assignment. Surgica shall not assign or otherwise transfer this Agreement or any part hereof (and any attempt to do so will be void) to any Third Party without the prior written permission of Company, except to an entity that acquires all or substantially all of such Party's assets or operations. The provisions of this Agreement shall inure to the benefit of, and be binding upon, Company and Surgica and their respective successors and assigns.

16. Publicity and Press Releases. Except to the extent necessary under applicable laws, the Parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without joint approval.

17.   Arbitration.

      17.1 Excepting only actions and claims relating to actions commenced by a Third Party against Surgica or Company (including, without limitation, for injuries caused by a Product or in respect to a trademark or patent infringement claim), any controversy or claim arising out of or relating to the terms and conditions of this Agreement, or the decision to agree upon these terms, or the breach thereof, including questions of validity, infringement, or termination hereof, shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association. If such controversy or claim relates to patent validity or infringement, then the

Patent Arbitration Rules of the American Arbitration Association ("AAA") shall apply; otherwise the International Arbitration Rules of the AAA shall apply. Notwithstanding the foregoing to the contrary or in the arbitration rules invoked or in this Section 17, the Parties retain the right to request a judicial authority to invoke interim measures of protection, and such request shall not be deemed incompatible with this agreement to arbitrate or a waiver of the right to arbitrate.

      17.2 There shall be one (1) arbitrator to be mutually agreed upon by the Parties and to be selected from the Regional Panel of Distinguished Neutrals. If the Parties are unable to agree upon such an arbitrator who is willing to serve within ten (10) days of receipt of the demand by the other Party, the Parties shall within three (3) days select one of the four largest international public accounting firms (excluding those providing services to the Parties) and engage the managing partner or senior officer of its County office located in the county containing the principal place of business of the Party who did not initiate the arbitration to designate a partner of such firm to serve as the arbitrator. Failing that, then the AAA shall appoint an arbitrator willing to serve from the Regional Panel of Distinguished Neutrals, or if no such panel exists, then from an appropriate AAA panel. It shall be the duty of the arbitrator to set dates for preparation and hearing of any dispute and to expedite the resolution of such dispute.

      17.3 The arbitration shall be held in the city in which the principal place of business of the Party who did not initiate the arbitration is located and the arbitrator shall apply the substantive law of California except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.

      17.4 The arbitrator shall permit and facilitate discovery, which will be conducted in accordance with the Federal Rules of Civil Procedure, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective.

      17.5 The arbitrator will set a discovery schedule with which the Parties will comply and attend depositions if requested by either Party.

      17.6 The arbitrator will entertain such presentation of sworn testimony or evidence, written briefs and/or oral argument as the Parties may wish to present, but no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witness and to inspect and copy such exhibits during the pre-hearing discovery phase.

      17.7 The arbitrator shall among his other powers and authorities, have the power and authority to award interim or preliminary relief.

      17.8 The arbitrator shall not be empowered to award either Party exemplary or punitive damages or any enhanced damages for willful infringement and the Parties shall be deemed to have waived any right to such damages.

      17.9 A qualified court reporter will record and transcribe the proceeding.

      17.10 The decision of the arbitrator will be in writing and judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof.

      17.11 Prompt handling and disposal of the issue is important. Accordingly, the arbitrator is instructed to assume adequate managerial initiative and control over discovery and other aspects of the proceeding to schedule discovery and other activities for substantially continuous work, thereby expediting the arbitration as much as is deemed reasonable to him, but in all events to effect a final award no later than 365 days after the arbitrator's selection or appointment and no later than 20 days after the close of evidence.

      17.12 The proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both Parties' confidential information.

      17.13 The fees of the arbitrator and the AAA shall be paid as designated by the arbitrator or, if he shall not so designate, they shall be split equally between the Parties.

18.   Miscellaneous.

      18.1 Entire Agreement. This Agreement (and all Exhibits hereto and Project Plan(s) pursuant to this Agreement) constitutes the entire and only agreement between the Parties relating to the subject matter hereof, and supersedes all proposals, prior negotiations, representations, understandings and agreements between the Parties relating to the subject matter of this Agreement and of past dealings or industry custom.

      18.2 Notices.

           18.2.1 Notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or when sent by facsimile or other telegraphic means. Such notices shall be effective upon receipt, if by personal delivery, or if by facsimile, on the date of the confirmation of "ok" transmission. Addresses and persons to be notified may be changed by either Party by giving written notice thereof to the other Party.

           For Surgica:

                  Surgica Corporation
                  5090 Robert J. Mathews Parkway #4
                  El Dorado Hills, Ca 95762
                  Facsimile:  916.933.5260
                  Attention:  Louis R. Matson

                  with a copy to:

                  Bullivant Houser Bailey
                  1331 Garden Hwy, Suite 300
                  Sacramento, CA 95833
                  Facsimile:  916.442.3442
                  Email eric.stiff@bullivant.com
                  Attention:  Eric J. Stiff, Esq.

           For Company:

                  Protein Polymer Technologies, Inc.
                  10655 Sorrento Valley Road
                  San Diego, CA  92121
                  Facsimile:  858.558.6477
                  Email:   wnp@ppti.com; jtp@ppti.com
                  Attention: William N. Plamondon, Chief Executive Officer and J. Thomas Parmeter, Chairman

                  with a copy to:

                  Paul, Hastings, Janofsky & Walker LLP
                  515 South Flower Street
                  Los Angeles, CA  90071-2228
                  Facsimile:  213.996.3254
                  Attention:  Robert A. Miller Jr., Esq.

      18.3 Governing Law and Legal Actions. This Agreement shall be governed by and construed under the laws of the State of California and the United States, without regard to the conflicts of laws provisions thereof. Subject to Section 17 above, the sole jurisdiction and venue for actions related to the subject matter hereof shall be the Superior Court of the State of California for San Diego County or the United States District Court for the Southern District of California. Both Parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California state or U.S. federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing Party shall be entitled to recover costs and attorneys' fees.

      18.4 Savings Provision. The invalidity of any provision of this Agreement shall not impair the validity of any other provision; and any provision hereof which might otherwise be invalid or contravene any applicable law shall hereby be deemed to be amended to the extent necessary to remove the cause of such invalidity and to the extent practicable to continue the intent of such provision and of this Agreement, and such provision, as so amended, shall remain in full force and effect as a part hereof.

      18.5 Amendments and Waivers. No terms or provisions of this Agreement shall be varied or modified by any prior, contemporaneous or subsequent statement, conduct or act of either of the Parties, whether oral or written, except that the Parties may amend this Agreement by written instrument specifically referring to this Agreement. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the Party to be bound, nor shall any waiver in one instance constitute a waiver of the same or any other right or remedy in any other instance.

      18.6 Headings. Headings included herein are for convenience only and shall not be used to interpret or construe this Agreement.

      18.7 Remedies; Injunctive Relief. The rights and remedies of a Party set forth herein with respect to failure of the other Party to comply with the terms of this Agreement are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved Party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity (including, without limitation, appropriate injunctive relief).

      18.8 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument.

                           [Signature page to follow]

         IN WITNESS WHEREOF, Company and Surgica have caused this Agreement to be executed as of the date first written above.

PROTEIN POLYMER TECHNOLOGIES, INC.        SURGICA CORPORATION


By:/s/ William N. Plamondon, III          By:/s/ Louis R. Matson
   ------------------------------            -----------------------------------
       William N. Plamondon, III             Louis R. Matson
       Chief Executive Officer               Present and Chief Executive Officer



                [Signature Page to Supply and Services Agreement]